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                                                                    Exhibit 99.2

                                                                   [i-STAT LOGO]



FOR MORE INFORMATION CONTACT:
Roger J. Mason, Chief Financial Officer
(609) 469-0305, http://www.i-stat.com


  i-STAT CORPORATION ANNOUNCES ABBOTT LABORATORIES MEETS GROWTH RATE MILESTONE

         EAST WINDSOR, NJ, April 1, 2002 - - i-STAT Corporation (Nasdaq: STAT), a leading manufacturer of point-of-care diagnostic systems for blood analysis, today announced that Abbott Laboratories (NYSE: ABT) has met its minimum three-year growth rate milestone under the Distribution Agreement. The Company's Distribution Agreement with Abbott expires on December 31, 2003, subject to automatic extensions for additional one-year periods unless either party provides the other with at least 12 months prior written notice.

         William P. Moffitt, President and Chief Executive Officer of i-STAT, said, "The achievement of this milestone is demonstrative of the value that customers are realizing from the use of i-STAT's point-of-care testing platform in their efforts to improve the quality and lower the cost of patient care."

         i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world's first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient's side.

         Certain statements in this press release may relate to future events and expectations and as such constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company's target markets, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer
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order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. See additional discussion under "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.